Exhibit 10.26a

ASSUMPTION AMENDING AND CONFIRMATION AGREEMENT

THIS AGREEMENT made as of the 25th day of July, 2000.

BETWEEN:

COPPER MOUNTAIN MINES LTD., a company amalgamated

pursuant to the laws of the Province of British Columbia having its registered and records office at 1500-1040 West Georgia Street,

Vancouver, British Columbia

("Copper Mountain")

AND:

CEN CHINA EDUCATION NETWORK LTD., a company

incorporated pursuant to the laws of the Province of British

Columbia having its registered and records office at

1900-885 West Georgia Street, Vancouver, British Columbia

("CEN")

WHEREAS:

A.

CEN has issued and outstanding options entitling directors, officers, employees and consultants of CEN to purchase an aggregate of up to 100,000 Common shares of CEN ("CEN Shares") at a price of US $0.90 per CEN Share (collectively the "CEN Options") as more particularly set forth in Schedule "A" attached hereto;

B.

Pursuant to a combination agreement (the "Combination Agreement") between CEN and Copper Mountain dated as of May 23, 2000, Copper Mountain has agreed to acquire all of the issued and outstanding CEN Shares in exchange for Common shares of Copper Mountain ("Copper Mountain Shares") pursuant to a statutory plan of arrangement (the "Arrangement") under section 252 of the Company Act (British Columbia);

C.

Under the Combination Agreement, it was agreed that the CEN Options be amended to provide that upon completion of the Arrangement the CEN Options may be exercised for 3.84 Copper Mountain Shares for every CEN Share which holders of the CEN Options ("Optionholders") were entitled to receive upon exercise of a CEN Option, at an amended exercise price equal to the exercise price per CEN Share divided by 3.84; and

D.

To enable Optionholders to purchase Copper Mountain Shares upon exercise of the CEN Options Copper Mountain will grant to Optionholders the right to purchase Copper Mountain Shares.

NOW THEREFORE in consideration of the sum of $1.00 paid by each party to the other, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Copper Mountain shall, upon the Effective Date (as such term is defined in the Combination Agreement) and subject to any regulatory approval, issue to the Optionholders options ("Copper Mountain Options") pursuant to Copper Mountain's stock option plan, entitling each Optionholder to purchase 3.84 Copper Mountain Shares for each CEN Share which the Optionholder would be entitled to receive upon the valid exercise of a CEN Option in accordance with the terms of the CEN Option.

2.

If the foregoing calculation results in an exchanged CEN Option being exercised for a fraction of a Copper Mountain Share, then the number of Copper Mountain Shares subject to such option will be rounded down to the nearest whole number of shares, and the total exercise price for the option will be reduced by the exercise price of the fractional share.

3.

The new exercise price for each CEN Option to acquire a Copper Mountain Share will be equal to the original exercise price of a CEN Option to acquire a CEN Share, divided by 3.84 and subject to a minimum exercise price of $0.15 per Copper Mountain Share.

4.

All options to purchase Copper Mountain Shares will be issued pursuant to Copper Mountain's stock option plan. The term, exercisability, vesting schedule and all other terms and conditions of the CEN Options will otherwise be unchanged and shall operate in accordance with their terms.

5.

Forthwith upon closing of the Arrangement, Copper Mountain shall take such steps as are necessary and advisable to validly grant options to purchase Copper Mountain Shares to all Optionholders as of the Effective Date. Without limitation to the foregoing, Copper Mountain shall execute and distribute to Optionholders for execution an option agreement evidencing the Copper Mountain Options in the form attached hereto as Schedule "B".

6.

Any notice or other communication required or contemplated under this agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive the same at the address set forth below:

if to CEN:

Suite 910, Cathedral Place

925 West Georgia Street

Vancouver, B.C.

V6C 3L2

if to Copper Mountain:

Suite 906, Cathedral Place

925 West Georgia Street

Vancouver, B.C.

V6C 3L2

Any notice delivered shall be deemed to have been given and received on the business day following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

7.

The parties shall from time to time and at all times hereafter at the request of another party execute such further assurances and do all such further acts as may reasonably be requested by such other party to give effect to the purpose and intent of this agreement.

8.

This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns.

9.

This agreement shall be in addition to and not in replacement of any agreement or any provisions or terms of any agreement existing as of the date hereof between the parties or any of them.

10.

This agreement may be signed by the parties in as many counterparts as may be necessary and may be transmitted by facsimile transmission, each of which counterpart as so signed shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument as if the parties had executed the same document.

11.

This agreement shall be construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties have executed this agreement as of the day and year first above written.

COPPER MOUNTAIN MINES LTD.

“signed”

Per:___________________________

CEN CHINA EDUCATION NETWORK LTD.

“signed”

Per:___________________________

Authorized Signatory

SCHEDULE "A"

OUTSTANDING CEN OPTIONS

Optionee	Number of CEN Shares Under Option	Exercise Price per CEN Share

Dan Woznow	100,000	US $0.90